Exhibit 15

RAIT Investment Trust

1818 Market Street

Philadelphia, Pennsylvania 19103

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of RAIT Investment Trust and subsidiaries for the three month periods ended March 31, 2006 and 2005, as indicated in our report dated May 9, 2006 (except for Note 6, as to which the date is July 13, 2006); and for the three and six month periods ended June 30, 2006 and 2005, as indicated in our report dated August 8, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Current Report on Form 8-K for the quarter ended March 31, 2006 and our report which is included in your Quarterly Report of Form 10-Q for the quarter ended June 30, 2006 are incorporated by reference in Amendment No. 1 of this Registration Statement (File No. 333-136197) and Prospectus.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

By: /s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 12, 2006